NEWS RELEASE

NETGEAR TO HOST 2019 ANNUAL STOCKHOLDER MEETING

SAN JOSE, Calif. - April 19, 2019 - NETGEAR, Inc. (NASDAQ: NTGR), a global networking company that delivers innovative products to consumers, businesses and service providers, announced today that the Company will host its annual stockholder meeting at 10:00 a.m. PDT on Thursday, May 30, 2019. The meeting will be held at NETGEAR’s corporate headquarters in San Jose, California.

The event will be available via audio webcast at NETGEAR’s investor relations website at http://investor.netgear.com.

About NETGEAR, Inc.
NETGEAR (NASDAQ: NTGR) is a global networking company that delivers innovative products to consumers, businesses and service providers. The Company's products are built on a variety of proven technologies such as wireless (WiFi and LTE), Ethernet and powerline, with a focus on reliability and ease-of-use. The product line consists of wired and wireless devices that enable networking, broadband access and network connectivity. These products are available in multiple configurations to address the needs of the end-users in each geographic region in which the Company's products are sold. NETGEAR products are sold in approximately 23,000 retail locations around the globe, and through approximately 22,000 value-added resellers, as well as multiple major cable, mobile and wireline service providers around the world. The company's headquarters are in San Jose, Calif., with additional offices in approximately 25 countries. More information is available at http://investor.netgear.com or by calling (408) 907-8000. Connect with NETGEAR at http://twitter.com/NETGEAR and http://www.facebook.com/NETGEAR.

© 2019 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks or registered trademarks of NETGEAR, Inc. and its affiliates in the United States and/or other countries. The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein.  All rights reserved.

Contact:
NETGEAR Investor Relations
Christopher Genualdi
netgearIR@netgear.com

Source: NETGEAR-F